Exhibit 99.1

Section 13(r) Disclosure

The disclosures by Hilton Worldwide Holdings Inc. with respect to the fiscal year ended December 31, 2015, the disclosures by Travelport Worldwide Limited with respect to the fiscal year ended December 31, 2015 and the disclosures by NCR Corporation with respect to the fiscal year ended December 31, 2015 and fiscal quarter ended March 31, 2016, each reproduced below, were publicly filed with the Securities and Exchange Commission by Hilton Worldwide Holdings Inc., Travelport Worldwide Limited and NCR Corporation in accordance with Section 13(r) of the Securities Exchange Act of 1934, as amended. Each of Hilton Worldwide Holdings Inc., Travelport Worldwide Limited and NCR Corporation may be considered an affiliate of The Blackstone Group L.P., and therefore an affiliate of Performance Food Group Company (the “Company”). The Company did not independently verify or participate in the preparation of these disclosures.

Hilton Worldwide Holdings Inc. included the following disclosure in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015:

“During the fiscal year ended December 31, 2015, an Iranian governmental delegation stayed at the Transcorp Hilton Abuja for one night. The stays were booked and paid for by the government of Nigeria. The hotel received revenues of approximately $5,320 from these dealings. Net profit to Hilton Worldwide Holdings Inc. (“Hilton”) from these dealings was approximately $495. Hilton believes that the hotel stays were exempt from the Iranian Transactions and Sanctions Regulations, 31 C.F.R. Part 560, pursuant to the International Emergency Economic Powers Act (“IEEPA”) and under 31 C.F.R. Section 560.210(d). The Transcorp Hilton Abuja intends to continue engaging in future similar transactions to the extent they remain permissible under applicable laws and regulations.”

Travelport Worldwide Limited included the following disclosure in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015:

“As part of our global business in the travel industry, we provide certain passenger travel related Travel Commerce Platform and Technology Services to Iran Air. We also provide certain Technology Services to Iran Air Tours. All of these services are either exempt from applicable sanctions prohibitions pursuant to a statutory exemption permitting transactions ordinarily incident to travel or, to the extent not otherwise exempt, specifically licensed by the U.S. Office of Foreign Assets Control. Subject to any changes in the exempt/licensed status of such activities, we intend to continue these business activities, which are directly related to and promote the arrangement of travel for individuals.

The gross revenue and net profit attributable to these activities for the year ended December 31, 2015 were approximately $551,000 and $389,000, respectively, and $660,000 and $470,000 for the year ended December 31, 2014, respectively.”

We have not been provided Travelport’s gross revenue and net profit attributable to these activities for the quarter ended March 31, 2016.

NCR Corporation included the following disclosure in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015:

“Pursuant to Section 13(r)(1)(D)(iii) of the Securities Exchange Act of 1934, as amended (the Exchange Act), we note that, during the period January 1, 2015 through December 31, 2015, the Company’s branch in Syria maintained a bank account and guarantees at the Commercial Bank of Syria (CBS), which was designated as a Specially Designated National pursuant to Executive Order 13382 (EO 13382) on August 10, 2011. This bank account and the guarantees at CBS were maintained in the normal course of business prior to the listing of CBS pursuant to EO 13382. We note that the last known account balance as of December 31, 2015 was approximately $3,455. The bank account did not generate interest from January 1, 2015 through December 31, 2015, and the guarantees did not generate any revenue or profits for the Company. Pursuant to a license granted to the Company by OFAC on January 3, 2013 and subsequent licenses granted on April 29, 2013, July 12, 2013, February 28, 2014, November 12, 2014, and October 24, 2015, the Company has been winding down its operations in Syria. The Company’s current license expires on April 30, 2016. The Company has also received licenses from OFAC to close the CBS account and terminate any guarantees. The Company’s application to renew these licenses, which was submitted to OFAC on May 18, 2015, remains pending. Following the termination of guarantees and the closure of the account, the Company does not intend to engage in any further business activities with CBS.”

NCR Corporation included the following disclosure in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016:

“Pursuant to Section 13(r)(1)(D)(iii) of the Securities Exchange Act of 1934, as amended, we note that, during the period from January 1, 2016 through March 31, 2016, we maintained a bank account and guarantees at the Commercial Bank of Syria (“CBS”), which was designated as a Specially Designated National pursuant to Executive Order 13382 (“EO 13382”) on August 10, 2011. This bank account and the guarantees at CBS were maintained in the normal course of business prior to the listing of CBS pursuant to EO 13382. We note that the last known account balance as of March 31, 2016, was approximately $3,468. The bank account did not generate interest from January 1, 2016 through March 31, 2016, and the guarantees did not generate any revenue or profits for the Company. Pursuant to a license granted to the Company by OFAC on January 3, 2013, and subsequent licenses granted on April 29, 2013, July 12, 2013, February 28, 2014, November 12, 2014, and October 24, 2015, the Company has been winding down its past operations in Syria. The Company’s current license expires on April 30, 2016. The Company has also received licenses from OFAC to close the CBS account and terminate any guarantees. The Company’s application to renew the license to transact business with CBS, which was submitted to OFAC on May 18, 2015, remains pending. Following the termination of guarantees and the closure of the account, the Company does not intend to engage in any further business activities with CBS.”